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                                                                     Exhibit 4.9

                            STOCK PURCHASE AGREEMENT

BUCA, Inc.
1300 Nicollet Mall, Suite 5003
Minneapolis, Minnesota 55403

The undersigned (the "Investor"), hereby confirms its agreement with you as follows:

1. This Stock Purchase Agreement (the "Agreement") is made as of the date set forth below between BUCA, Inc., a Minnesota corporation (the "Company"), and the Investor.

2. The Company has authorized the sale and issuance of up to 1,795,600 shares (the "Shares") of common stock of the Company, $.01 par value per share (the "Common Stock"), to certain investors in a private placement (the "Offering").

3. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor [Please see Attachment A to this Agreement for the list of Investors] Shares at a purchase price of $ [Please see Attachment A to this Agreement for the list of Investors] per Share, or an aggregate purchase price of $ [Please see Attachment A to this Agreement for the list of Investors], pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. Unless otherwise requested by the Investor in Exhibit A, certificates representing the Shares purchased by the Investor will be registered in the Investor's name and address as set forth below.

4. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any National Association of Securities Dealers, Inc. ("NASD") member. Exceptions:

This stock purchase agreement is being submitted on behalf of the Investors listed on Attachment A by Zurich Scudder Investments, Inc. ("ZSI"). While the Investors are not members of the NASD, ZSI is the investment adviser for the Investors and may be deemed to hold a beneficial ownership in the shares currently held by the client of BUCA. ZSI is majority-owned by the Zurich Financial Services Group and controls or is under common control with the following NASD member firms:

o        Farmers Financial Solutions, LLC
o        Kemper Distributors, Inc.
o        BFP Securities, LLC
o        Investors Brokerage Services, Inc.
o        Scudder Financial Services, Inc.
o        Zurich Capital Markets Securities, Inc.
o        Scudder Investor Services, Inc.
o        Scudder Weisel Capital, LLC
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Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

                                       Dated as of:  February 23, 2001

                                       Scudder Investor Services, as agent on
                                       behalf of the Investors listed on
                                       Attachment A hereto,

                                       By: /s/ Linda Wondrack
                                           -------------------------------------
                                       Print Name: Linda Wondrack
                                       Title: Vice President


AGREED AND ACCEPTED:
BUCA, Inc.


By /s/ Greg A. Gadel
   ------------------------------------------
Greg A. Gadel
Executive Vice President and Chief Financial
Officer


                                       2
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                                  Attachment A



A/C #         Investors                  Total Shares              Aggregate
                                                              Purchase Price

01052         MAC & CO.                      4,600.00              85,100.00

02002         Hare & Co.                    20,800.00             384,800.00

02380         MAC & CO.                      9,800.00             181,300.00

03075         Ell and Co.                   14,700.00             271,950.00

03528         MAC & CO.                     12,600.00             233,100.00

04136         MARINEROCK & Co               63,700.00           1,178,450.00

04410         Ell and Co.                   13,100.00             242,350.00

04867         Pitt & Co.                    70,300.00           1,300,550.00

05201         Hare & Co.                    29,400.00             543,900.00

06550         Pitt & Co.                    11,700.00             216,450.00

07001         MARIL & CO.                   12,300.00             227,550.00

07005         Pictet and Cie.               23,100.00             427,350.00

L5095         HEBE & Co                     15,800.00             292,300.00

B4010         PLUMMAGE & CO                124,900.00           2,310,650.00

B4020         STATE ROOM & CO               10,300.00             190,550.00

06326         BARNETT & Company            263,100.00           4,867,350.00

06327         BARNETT & Company             21,900.00             405,150.00

04982         FORBANK & CO.                  3,500.00              64,750.00

              Total                        725,600.00          13,423,600.00